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                                       CONTACT: Jason Sholder, President and CEO
                                                                  (800) 367-1095


             RAYTEL ANNOUNCES CONCLUSION OF GOVERNMENT INVESTIGATION

     June 25, 2001 --- Raytel Cardiac Services, Inc. (RCS), a subsidiary of Raytel Medical Corporation (Nasdaq:RTEL), announced today that it has reached agreement with the federal government which will result in the conclusion of the government's investigation of the company. RCS has pleaded guilty and has been sentenced today in U.S. District Court in Hartford, Connecticut to a charge of obstructing a criminal investigation arising out of the initial investigation reported by the Company in June of 2000. In a plea agreement with the U.S. Attorney's office in Connecticut, and in a related civil settlement, the company has agreed to pay a total of $11.5 million in civil and criminal restitution over five years. Other product lines offered by RCS have not been under investigation and are not affected by this agreement. Raytel Medical Corporation will guarantee the payment owed by RCS.

     The company learned of the Government's investigation on June 23, 2000 when Government agents executed a search warrant at RCS's offices and interviewed many of its employees. The company entered into today's plea because some of its senior employees misled the agents on the day the search regarding certain Medicare testing guidelines.

     RCS's President and Chief Executive Officer, Jason Sholder pointed out that the Medicare testing guidelines in question are subject to interpretation, and different Medicare offices around the country in fact interpret them differently. He also commented that medically, the tests, as conducted by RCS, were clinically appropriate and served their intended purpose.

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     Mr.  Sholder further stated that the company hopes the global settlement of the case will permit the company and its employees to move beyond what has been a burdensome and distracting yearlong investigation. "We have been developing some innovative products and services while this investigation has been ongoing," he said, "and all of us at Raytel want to put this matter behind us so we can turn our full attention toward bringing the benefits of these services to our patients and customers."

     RCS, based in Windsor, Connecticut, is the largest provider of transtelephonic pacemaker testing services in the U.S. Its trained technicians test more than 80,000 patients, who are referred to RCS by more than 10,000 doctors from around the country. Mr. Sholder said that RCS believes so many doctors refer their patients to the company because of the quality service it provides, the fact that its technicians are available 24 hours a day, and because the service is more convenient for elderly patients who would otherwise have to make a trip to the doctor's office for pacemaker evaluations.